EXHIBIT 2

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of March 23, 2004, by and among OptimumBank Holdings, Inc., a proposed bank holding company organized under the laws of Florida, with its principal office in Plantation, Florida (the "Holding Company"), and OptimumBank.com, a Florida state chartered bank, with its main office in Plantation, Florida (the "Bank").

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Holding Company and the Bank have previously resolved that the reorganization of the Bank under a holding company structure pursuant to a statutory share exchange transaction under the Florida Business Corporation Act (the "Share Exchange") so that the Bank will become a wholly-owned subsidiary of the Holding Company, is in the respective best interests of the constituent corporations and their shareholders; and,

WHEREAS, each Board now desires to approve an Agreement and Plan of Reorganization. To that end, each such Board has approved this Agreement and Plan of Reorganization.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the constituent corporations agree as follows:

1.

The Share Exchange. At the Effective Date, the Bank shall become a banking subsidiary of the Holding Company pursuant to the Plan of Share Exchange attached hereto as Exhibit A. The Share Exchange shall be effective on the date on which the Articles of Share Exchange are filed with the Division of Corporations of the State of Florida, effectuating the Share Exchange (the "Effective Date").

2.

 Name; Articles of Incorporation; Bylaws; Offices. At the Effective Date, the name, articles and bylaws of the Bank will not change. The main office and branches of the Bank immediately prior to the Share Exchange shall not change as a result of the Share Exchange.

3.

Conversion of Shares. Upon, and by reason of, the Share Exchange becoming effective, no cash shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

(a)

Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall be automatically converted to one share of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. Shareholders of the Bank will not be required to surrender their Bank stock certificates (other than those shareholders of the Bank who perfect their dissenters’ rights of appraisal under the Florida Business Corporation Act). Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company or its transfer agent duly endorsed for transfer, may receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock.

(b)

Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by the Holding Company.

4.

Capital of the Bank. The capital, surplus and undivided profits of the Bank at the Effective Date will be equal to the capital structure of the Bank at December 31, 2003 adjusted for capital contributions, normal earnings and expenses, and other capital changes between December 31, 2003, and the Effective Date.

5.

Board of Directors; Officers. (a) At the Effective Date, the boards of directors of the Bank and the Holding Company shall continue to serve as the directors of the Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

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(b)

At the Effective Date, the respective officers of the Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

6.

Rights of Dissenting Shareholders. Shareholders of the Bank who dissent from the Share Exchange are entitled to the dissenters’ rights of appraisal set forth in the provisions of the Florida Business Corporation Act.

7.

Conditions to the Share Exchange. Consummation of the Share Exchange is conditioned upon (i) the approval of this Agreement by the affirmative vote of the shareholders owning more than one-half of the outstanding shares of common stock of the Bank at a meeting to be held on the call of its board of directors, (ii) the receipt of the required regulatory approvals, and (iii) the receipt of an opinion of the Bank’s tax advisor as to the tax-free nature of the transaction. Upon the satisfaction of the foregoing conditions, the Share Exchange shall become effective.

8.

Termination. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval of this Agreement by the Bank's shareholders or by the mutual consent of the respective boards of directors of the Bank and the Holding Company after the Bank's shareholders approve the transaction. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

9.

Conversion of Stock Options. On the Effective Date, all rights with respect to Bank Common Stock pursuant to stock options ("Bank Options") granted by the Bank under a Bank stock option plan (the "Bank Stock Option Plan") which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to Holding Company Common Stock, and the Holding Company shall assume each Bank Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each Bank Option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, (ii) the number of shares of Holding Company Common Stock subject to each Bank Company Option shall be equal to the number of shares of Bank Common Stock subject to such option immediately prior to the Effective Date and (iii) the per share exercise price under each such Bank Option shall be the per share exercise price under each such option prior to the Effective Date and (iv) the terms and conditions of the Bank Stock Option Plan shall be converted into and deemed to be the terms and conditions of the outstanding Holding Company Stock Option Plan which shall be effective on and continue after the Effective Date.

10.

Non-Employee Director Stock Purchase Plan. The terms and conditions of the outstanding Bank Non-Employee Director Stock Purchase Plan shall be converted into and deemed to be the terms and conditions of the outstanding Holding Company Non-Employee Director Stock Purchase Plan which shall be effective on and continue after the Effective Date.

WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Secretary, pursuant to duly authorized resolutions of its Board of Directors.

ATTEST		OPTIMUMBANK HOLDINGS, INC.

By:	/s/ Frank A. Nelson	By:	/s/ Albert J. Finch
Albert J. Finch,
Chief Executive Officer

ATTEST		OPTIMUMBANK.COM

By:	/s/ Frank A. Nelson	By:	/s/ Richard L. Browdy
Richard L. Browdy
President

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Exhibit A

PLAN OF SHARE EXCHANGE

BETWEEN

OPTIMUMBANK.COM

AND

OPTIMUMBANK HOLDINGS, INC.

ARTICLE 1

The Parties to the Share Exchange and Effective Date

1.1  The Parties to the Share Exchange. The name of the party whose shares are being acquired in the Share Exchange (as defined in section 2.1 below) is OptimumBank.com (the "Bank"). The name of the party acquiring the shares of the OptimumBank.com in the Share Exchange is OptimumBank Holdings, Inc., a Florida corporation (the "Holding Company").

1.2  Effective Date. The effective date (the "Effective Date") of the Share Exchange shall be the date shown on which the Articles of Share Exchange are filed with the Division of Corporations of the State of Florida.

ARTICLE 2

Terms and Conditions of the Share Exchange

2.1  The Share Exchange. At the Effective Date, the Bank shall become a wholly owned subsidiary of the Holding Company through the exchange of the outstanding shares of common stock of the Bank for shares of the common stock of the Holding Company in accordance with Section 3.1 of this Plan of Share Exchange and pursuant to Sections 607.1102 and 607 of the Florida Business Corporation Act (the "Share Exchange").

2.2  Effect of Share Exchange. At the Effective Date, the Share Exchange shall have the effect as provided in Section 607.1106 of the Florida Business Corporation Act.

ARTICLE 3

Manner of Exchanging Shares

3.1  Exchange of Shares. Upon the Effective Date, shares of Holding Company common stock shall be issued and allocated as follows:

(a)  Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall be automatically exchanged for one share of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. Shareholders of the Bank will not be required to surrender their Bank stock certificates (other than those shareholders of the Bank who perfect their dissenters’ rights of appraisal under the Florida Business Corporation Act). Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company or its transfer agent duly endorsed for transfer, may receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock.

(b)  Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be denoted on the books and records of the Bank as held of record by the Holding Company.

3.2  Exchange of Stock Options. On the Effective Date, all rights with respect to Bank Common Stock pursuant to stock options ("Bank Options") granted by the Bank under a Bank stock option plan (the "Bank Stock Option Plan") which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to Holding Company Common Stock, and the Holding Company shall assume each Bank Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each Bank Option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, (ii) the number of shares of Holding Company Common Stock subject to each Bank Company Option shall be equal to the number of shares of Bank Common Stock subject to such option immediately prior to the Effective Date and (iii) the per share exercise price under each such Bank Option shall be the per share exercise price under each such option prior to the Effective Date and (iv) the terms and conditions of the Bank Stock Option Plan shall be converted into and deemed to be the terms and conditions of the outstanding Holding Company Stock Option Plan which shall be effective on and continue after the Effective Date.

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